Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of June 25, 2025 (the "Effective Date"), by and among New Peoples Bankshares, Inc., a Virginia bank holding corporation (the "Company"), New Peoples Bank, Inc., a Virginia bank (the "Bank" and, together with the Company, "New Peoples"), and James W. Kiser ("Executive").

WHEREAS, the Company and Executive wish to formalize and update the terms and conditions of their employment relationship pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Executive by New Peoples and the compensation received by Executive from New Peoples from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as:

l.	Employment.

a.                   Employment. Subject to the terms set forth herein, the Company and the Bank agree to employ Executive as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank, respectively, and Executive hereby accepts such employment. As President and Chief Executive Officer of the Company and the Bank, Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such positions, as well as those that are delegated to Executive by the Board of Directors of the Company (the "Board") or the Board of Directors of the Bank (the "Bank Board"). While employed, Executive shall report to the Board with respect to his duties for the Company and shall report to the Bank Board with respect to his duties for the Bank. Executive shall devote his full business time and attention to the business and affairs of the Company and the Bank and shall use his best efforts to advance the interests of the Company and the Bank: provided that Executive may engage in outside activities in accordance with Section 5.

2.	Employment Period.

a.                   Duration. Executive's period of employment with New Peoples under this Agreement shall begin on the Effective Date and shall continue for a term of three (3) years and thereafter shall automatically renew for successive two (2) year terms unless at least six (6) months prior to the end of the then existing term either Executive or the Company gives the other party notice of its election not to renew the term of this Agreement at the end of its then existing term (or, if a Change in Control (as defined below) occurs prior to such anniversary, the second anniversary of the date of the Change in Control, if later), unless terminated prior thereto by either New Peoples or Executive in accordance with Section 6 hereof (such period of employment being the "Employment Period").

b.                   Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Company, the Bank, and Executive may agree.

3.	Compensation.

a.                   Base Salary. In consideration for the services performed by Executive during the Employment Period, New Peoples shall pay to Executive an annual salary ("Base Salary") of

$320,000.00. The Base Salary shall be paid in approximately equal installments in accordance with New Peoples' customary payroll practices. Executive's Base Salary shall be reviewed at least annually during the Employment Period for possible upward adjustment beginning for the second year of the initial three year term of this Agreement. Executive's Base Salary shall not be reduced without Executive's consent. The term Base Salary, as utilized in this Agreement, shall refer to Base Salary as it may be increased from time to time.

b.                   Annual Bonus. During the Employment Period, in January of each year, Executive shall be considered by New Peoples Board (or a committee thereof) for a bonus based on the Board (or committee's) determination of whether the Executive's performance during the prior year was exceptional which determination shall be in the sole discretion and judgment of the Board (or committee). The actual amount of Executive's annual bonus shall be determined by the Board (or committee) in its sole discretion and judgment based on such factors as the Board (or committee) deems relevant in respect to evaluating the Executive's overall performance. Any bonus payments shall be made at the sole discretion of the Board (or committee) and are subject to the Executive's continued employment through the payment date, unless otherwise specified in this Agreement.

c.                   Long-Term Compensation. During the Employment Period, Executive shall be eligible to participate in any equity and/or other long-term compensation programs established by the Company from time to time for senior executive officers on a basis consistent with Executive's status as President and Chief Executive Officer of the Company and the Bank.

d.	Employee Benefit Plans; Paid Time Off.

i.                    Benefit Plans. During the Employment Period, Executive shall be an employee of the Company and the Bank, and shall be entitled to participate, on terms and conditions not less favorable to Executive than other similarly situated senior executives of New Peoples generally, in New Peoples's (A) tax-qualified defined contribution retirement plans (currently, New Peoples's 401(k)); (B) group life, health and disability insurance plans, supplemental life insurance and supplemental long-term disability; (C) such other executive benefits as may be approved from time to time adopted by the Board; and (D) other employee benefit plans and programs and perquisites in accordance with New Peoples's customary practices with respect to other similarly situated senior executives of New Peoples generally; provided that Executive's participation shall be subject to the terms of such plans and programs (including being a member of the class of employees eligible to commence participation in the plan or program); and provided, further, that nothing herein shall limit New Peoples's right to amend or terminate any such plans or programs.

ii.                  Paid Time Off. Executive shall be entitled to five (5) weeks of paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with New Peoples's usual practices), as well as sick leave, holidays and other paid absences in accordance with New Peoples's policies and procedures for senior executives.

Executive shall be compensated for any unused paid time off to the extent provided for under New Peoples's policies and procedures as applicable to other similarly situated senior executives of New Peoples generally.

e.                   Expenses. New Peoples shall reimburse Executive for Executive's ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of Executive's duties under this Agreement upon presentation to the Bank of an itemized account of such expenses in such form as New Peoples may reasonably require.

4.	Principal Place of Employment.

Executive's principal place of employment during the Employment Period shall be at the Company's principal executive offices or at such other location upon which the Company and Executive may mutually agree, and subject to travel to such other locations as shall be necessary to fulfill the employment duties.

5.                 Outside Activities and Board Memberships. During the Employment Period, Executive shall not provide services on behalf of any financial institution or other entity or business that competes with the Company, the Bank or any of their affiliates (each, a "competitive business"), or any subsidiary or affiliate of any such competitive business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire, by reason of purchase during the Employment Period, the ownership of more than five percent (5%) of the outstanding equity interest in any such competitive business. In addition, during the Employment Period, Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture with New Peoples. Subject to the foregoing, Executive may serve on boards of directors of unaffiliated corporations, subject to approval by the Board, which shall not be unreasonably withheld, and boards of directors of not-for-profit organizations and trade associations, subject to approval by the Board in accordance with New Peoples's policies and procedures. Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies).

Notwithstanding the foregoing, in no event shall Executive's outside activities, services, personal business and investments materially interfere with the performance of Executive's duties under this Agreement.

Nothing in this Section 5 shall limit any of Executive's obligations under Section 9 hereof.

6.	Termination of Employment.

a.	Termination by New Peoples Without Cause.

New Peoples shall have the right to terminate Executive's employment at any time during the Employment Period without Cause by giving notice to Executive as described in Section 6(f). For sake of clarity, neither termination of Executive's employment pursuant to Section 6(e) nor upon or after expiration of the Employment Period shall constitute a termination without Cause for purposes of this Section 6. Termination by the Company shall automatically constitute termination by the Bank and vice versa unless the Company and Bank agree otherwise.

i.	In the event that New Peoples terminates Executive's employment during the Employment Period without Cause:

1.	New Peoples shall pay or provide to Executive any Accrued Obligations;

2.                   Subject to Section 6(g), New Peoples shall pay to Executive within sixty (60) days following the date of termination a lump sum cash payment (the "Severance Payment") equal to the product of (i) two (2) and (ii) the sum of Executive's Base Salary immediately prior to termination of employment and the amount of Executive's bonus, if any, for the fiscal year during which Executive's termination of employment occurs. Notwithstanding the foregoing, a multiplier of three (3) (instead of two (2)) shall be used in the preceding clause 6.a.i.2(i) if Executive's termination of employment occurs upon or within twenty-four (24) months following a Change in Contro1 except in the case of the Sale of the Company in which case a multiplier of one (1) shall be used in the preceding clause 6.a.i.2(i) if the total consideration received by the Company's shareholders in such transaction ("Shareholder Consideration") is less than the book value of the Company as reflected in the Company's then most recent audited financial statements ("Book Value") or a multiplier of two (2) shall be used in the preceding clause 6.a.i.2(i) if the Shareholder Consideration is equal to or up to 1.5 times the Book Value of the Company; or a multiplier of three (3) shall be used in the preceding clause 6.a.i.2(i) if the Shareholder Consideration is greater than 1.5 times the Book Value of the Company;

3.                   Subject to Section 6(g), New Peoples shall pay to Executive on a monthly basis commencing with the first month following Executive's termination of employment and continuing until the eighteenth (18th) month following Executive's termination of employment a cash payment (subject to reduction for applicable withholding taxes) equal to the monthly COBRA premium in effect as of the date of Executive's termination of employment for the level of coverage in effect for Executive under New Peoples's group health plan (the "COBRA Premium Payments");

ii.                  If such termination occurs upon or within twenty-four (24) months after a Change in Control, then, subject to Section 6(g) and except to the extent otherwise provided in the applicable award agreements or terms of the applicable plan(s), all of Executive's then outstanding stock options and other equity-based awards, if any, shall become fully vested (to the extent not previously vested) on the sixtieth (60th) day after such termination of employment, except that in the case of any stock options or other equity based awards the scheduled vesting of which is, in whole or in part, contingent upon the achievement of one or more performance goals, such performance goals shall be deemed to be fully achieved (at "target," to the extent applicable) as of the date of Executive's termination of employment and such option or other equity-based award shall vest on a pro rata basis on the sixtieth (60th) day after termination of employment based on the number of days during the scheduled vesting period during which Executive was employed relative to the total number of days during the scheduled vesting period. It is understood and agreed that if Executive's termination of employment occurs prior to a Change in Control or more than twenty-four (24) months after a Change in Control, Executive's then outstanding stock options and other equity compensation awards, if any, covering the Company's common stock shall vest if and to the extent provided in the applicable award agreements and terms of the applicable plan(s). Any accelerated vesting that occurs pursuant to the terms of this section (ii) is herein referred to as the "Accelerated Equity Vesting."

b.                   Termination by the Company for Cause. New Peoples shall have the right to terminate Executive's employment at any time during the Employment Period for Cause by giving notice to Executive as provided in Section 6(f) hereof. In the event Executive's employment is terminated for Cause, New Peoples's sole obligation shall be to pay or provide to Executive any Accrued Obligations. Termination by the Company shall automatically constitute termination by the Bank and vice versa unless the Company and Bank agree otherwise.

c.                   Resignation by Executive without Good Reason. Executive may resign from employment during the Employment Period without Good Reason (which shall include but not be limited to the Executive's election pursuant to Section 2(a) not to renew the then existing term of this Agreement) at any time by giving notice to the Company as described in Section 6(f). In the event Executive resigns from employment without Good Reason, New Peoples's sole obligation shall be to pay or provide to Executive any Accrued Obligations. Resignation by Executive of employment with either the Company or the Bank shall automatically constitute resignation of employment with the other.

d.                   Resignation by Executive for Good Reason. Executive may resign from employment under this Agreement for Good Reason by giving notice to the Company as described in Section 6(f). In the event Executive resigns from employment for Good Reason, (i) New Peoples Bank shall pay or provide to Executive any Accrued Obligations and (ii) Executive shall, subject to Section 6(g), be entitled to the Severance Payment, the COBRA Premium Payment and Accelerated Equity Vesting, if applicable (together, the "Severance Benefits") to the same extent as if Executive's employment was terminated by New Peoples without Cause pursuant to Section 6(a) as of the date of Executive's termination of employment for Good Reason. Resignation by Executive of employment with either the Company or the Bank shall automatically constitute resignation of employment with the other.

e.	Termination by Reason of Death or Disability of Executive.

i.                    In the event of Executive's death during the Employment Period, New Peoples's sole obligation shall be to pay to Executive's legal representatives any Accrued Obligations.

ii.                  New Peoples shall be entitled to terminate Executive's employment due to Executive's Disability. If Executive's employment hereunder is terminated due to Executive's Disability, New Peoples's sole obligation shall be to pay or provide to Executive any Accrued Obligations.

f.                    Notice; Effective Date of Termination. Notice of termination of employment under this Agreement shall be communicated by or to Executive (on one hand) or New Peoples (on the other hand) in writing in accordance with Section 14. Termination of Executive's employment pursuant to this Agreement shall be effective on the earliest of:

i.                    immediately after New Peoples gives notice to Executive of Executive's termination without Cause or Executive gives notice to the Company of Executive's resignation without Good Reason unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

ii.                  immediately upon approval by the Board or Bank Board of termination of Executive's employment for Cause;

iii.	immediately upon Executive's death;

iv.                 in the case of termination by reason of Executive's Disability, the date on which Executive is determined to be permanently disabled for purposes of New Peoples's long- term disability plan or policy that covers Executive; or

v.                   thirty (30) days after Executive gives written notice to New Peoples of Executive's resignation from employment under this Agreement for Good Reason, provided that New Peoples may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive's resignation shall be effective as of such other date.

g.                   General Release of Claims. Executive shall not be entitled to any of the Severance Benefits pursuant to Sections 6(a) or 6(d) unless (i) Executive has executed and delivered to New Peoples a general release of claims (in the form attached hereto as Exhibit A) (the "Release") and (ii) such Release has become irrevocable under the Age Discrimination in Employment Act not later than fifty-six (56) days after the date of Executive's termination of employment hereunder. Executive's entitlement to the Severance Benefits is further conditioned upon Executive returning to New Peoples all property of New Peoples within seven (7) days following the date of Executive's termination of employment with New Peoples and complying with the terms of Sections 8, 9(a) and 9(b) hereof, subject to written notice by New Peoples and a reasonable opportunity for Executive to cure, if subject to cure. New Peoples shall deliver to Executive a copy of the Release not later than three (3) days after Executive's termination of employment hereunder pursuant to Section 6(a) or 6(d) hereof. In the event that the fifty-six (56) day period referenced above begins and ends in different taxable years of Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.

h.                   No Other Severance Benefits. Executive acknowledges and agrees the Severance Benefits are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy or program of New Peoples.

i.                    Payment of Obligations. Notwithstanding anything to the contrary herein, any payment obligation of New Peoples under this Agreement may be satisfied in whole or in part by payment by the Company, the Bank or any affiliate, and any such payment shall, for purposes of this Agreement, be treated as if made by New Peoples.

j.                    Resignation from Positions. Upon termination of Executive's employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer, or director position) with New Peoples and its affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization, or bank account signatory authorization that Executive may hold on behalf of New Peoples and its affiliates. Executive's execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Bank of a limited power of attorney to sign in Executive's name and on Executive's behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

k.                   Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Benefits or any other payment or benefit received or to be received by Executive in connection with a "change in ownership or control" (within the meaning of Section 280G of the Code) of the Company occurring following the Effective Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive's Retained Amount (as hereinafter defined) would be greater than Executive's Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section 6(k) shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company prior to a Change in Control and reasonably acceptable to Executive ("Tax Counsel"), which determinations shall be conclusive and binding on Executive and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in Executive's Total Benefits pursuant to this Section 6(k), Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Premium Payments, (ii) the Severance Payment, (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards. The parties hereto hereby elect to use the applicable federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code. "Retained Amount" shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. In connection with making determinations under this Section 6(k), the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control, including any noncompetition provisions that may apply to Executive, and New Peoples shall cooperate in the valuation of any such services, including any noncompetition provisions.

7.	Certain Definitions.

a.                   "Accrued Obligations" means (i) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to New Peoples' standard payroll policies, (ii) with respect to any termination without Cause and any resignation for Good Reason, any earned and unpaid bonus of Executive for any completed fiscal year prior to the date of termination of employment, (iii) any compensation and benefits to the extent payable to Executive based on Executive's participation in any compensation or benefit plan, program or arrangement of New Peoples through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement, and (iv) any expense reimbursement to which Executive is entitled under New Peoples's standard expense reimbursement policy (as applicable) and Sections 3(e) and 10 hereof.

b.                   "Cause" means Executive's failure or refusal to substantially perform Executive's duties hereunder, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of New Peoples' s Code of Ethics, material violation of the Sarbanes-

Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order or regulatory action removing the Executive or substantially affecting Executive's ability to carry out his obligations hereunder, or material breach of any provision of this Agreement. The cessation of employment of Executive shall not be deemed to be for Cause unless and until (i) notice to the Executive specifying each basis for Cause and providing thirty (30) days to cure such basis (if such basis is curable as determined in the exercise of reasonable discretion by the Board); (ii) if there is any curable basis specified in the notice, thirty (30) days shall have passed without each curable basis for Cause specified in the notice to Executive having been fully cured; and (iii) there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three- quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the basis for Cause specified in the notice to the Executive exists and either that there are no curable bases or that each of the curable bases specified in such notice have not been fully cured within the required thirty (30) day cure period. For purposes hereof, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable good faith belief that Executive's action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon the direction of the Board or the Bank Board based upon the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or the Bank.

c.                   "Change in Control" means the occurrence of any of the following with respect to the Company occurring after the Effective Date:

i.                    any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any employee benefit plan of New Peoples or any affiliate or a person currently as of the Effective Date serving on the Company's Board of Directors, is or becomes the "beneficial owner" (as defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of Company's outstanding securities; or

ii.                  individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

iii.                the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (A) the Company's outstanding securities, (B) the surviving entity's outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division ("Sale of the Company"); or

iv.                 the shareholders of the Company approve a plan of complete liquidation or winding up of the Company; or

v.                   the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's or the Bank's assets.

d.                   "Disability" means that Executive is deemed disabled for purposes of New Peoples's long-term disability plan or policy that covers Executive.

e.                   "Good Reason" means the occurrence of any of the following events (without Executive's consent):

i.                    a material reduction of any element of the compensation and benefits required to be provided to Executive in accordance with any of the provisions of Section 3;

ii.                  a material adverse change in Executive's functions, duties or responsibilities with the Company and the Bank, which change would cause Executive's position to become one of materially lesser responsibility, importance or scope;

iii.                New Peoples requiring Executive to be based at any office or location other than as provided in Section 4 resulting in an increase in Executive's commute of thirty (30) miles or more; or

iv.                 a material breach of this Agreement by the Company or the Bank. Notwithstanding the foregoing, no such event shall constitute "Good Reason” unless (A) Executive shall have given written notice of such event to the Company within thirty (30) days after the initial occurrence thereof, (B) the Company and the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Executive terminates employment within thirty

(30) days after expiration of such cure period.

8.                   Confidentiality. In the course of Executive's employment with and involvement with New Peoples and its affiliates, Executive has obtained, and will obtain, secret or confidential information, knowledge or data concerning New Peoples's and its affiliates' businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. Executive shall hold in a fiduciary capacity for the benefit of New Peoples and its affiliates, all secret or confidential information, knowledge or data relating to New Peoples or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by New Peoples or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Executive has used or prepared during Executive's employment shall remain the sole property of New Peoples and shall be promptly returned to New Peoples's premises upon any termination of employment. After termination of Executive's services with New Peoples, Executive shall not, without the prior written consent of New Peoples or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than New Peoples and those designated by it. The confidentiality provision contained herein is in addition to and not in limitation of Executive's duties as an officer and director under applicable law. For purposes of this Section 8 and Section 9, references to the Company, the Bank, New Peoples and their affiliates shall include their predecessor and any successor entities.

9.	Nonsolicitation; Noncompetition; Post-Termination Cooperation; Non-Disparagement.

a.	Executive hereby covenants and agrees that, while employed and for a period of twelve

(12) months following his termination of employment with New Peoples for any reason (excluding non- renewal of the Agreement by Company or Executive), Executive shall not, without the prior written consent of New Peoples, either directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company, the Bank or any of their respective affiliates to leave the Company, the Bank or any such affiliate, (ii) hire any person who was an employee or independent contractor of the Company, the Bank or any of their respective affiliates until six (6) months after such individual's relationship with the Company, the Bank or such affiliate has been terminated, (iii) induce or attempt to induce any client, customer, Active Prospect (as defined below) or other business relationship (whether (A) current, (B) former, within the six (6) months after such relationship has been terminated or

(C) prospective, provided that there are demonstrable efforts or plans to establish such relationship) of the Company, the Bank or any of their respective affiliates to cease doing business, to reduce the amount of business which any client, customer or other business relation has customarily done or contemplates doing with the Company, the Bank or any such affiliate, or to use a Competing Business, as defined below, for products or services offered by or competitive with those offered by the Company, the Bank or an affiliate; whether or not the relationship between the Company, the Bank or any such affiliate and such client, customer, Active Prospect or other business relation was originally established, in whole or in part, through Executive's efforts, or in any way interfere with the relationship between any such client, customer, Active Prospect or business relation, on the one hand, and the Company, the Bank or any such affiliate, on the other hand. As used in this section, and Active Prospect shall be those persons or entities to whom the Company, the Bank or their respective affiliate have made a written proposal for services in the three (3) months prior to Executive’s termination of employment for any reason or from whom Executive has personally solicited business on behalf of the Bank or its affiliates within such three (3) month period.

b.                   Executive acknowledges that, in the course of Executive's employment with the Company, the Bank and their respective affiliates (including their predecessor and any successor entities), Executive has become familiar, or will become familiar, with the Company's, the Bank's and their respective affiliates' trade secrets and with other confidential information, knowledge or data concerning the Company, the Bank, their respective affiliates and their respective predecessors, and that Executive's services have been and will be of special, unique and extraordinary value to the Company, the Bank and their respective affiliates. Therefore, Executive agrees that, while employed and for a period of twelve (12) months following his termination of employment with New Peoples for any reason, excluding non- renewal of the Agreement by the Company or Executive, (the "Noncompetition Period"), Executive shall not, directly or indirectly, own, manage, operate, control, be employed in a role that would provide Competitive Services (whether as an employee, director consultant, independent contractor or otherwise, and whether or not for compensation) by or render Competitive Services in any capacity to a Competing Business (as defined below), within twenty five (25) miles of any branch or office in which the Company, the Bank or any of their respective affiliates conducts business; provided, however, that the restriction set forth in this Section 9(b) shall not apply if Executive's employment is terminated following a Change in Control. For purposes of this Agreement, a "Competing Business" shall mean any person, firm, corporation or other entity, in whatever form, engaged in the business in which the Company, the Bank, their respective affiliates engage, including the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity. For purposes of this Agreement, providing “Competitive Services” shall be defined as serving as an officer or director of such entity, employment in the role of President, CEO or Chief Lending Officer, or in any other managerial or sales role in which Executive would have contact with customers and/or prospective customers and/or be involved in the sales of products or services offered by a Competing Business, or be involved in loan underwriting, origination or account management.

c.                   Executive hereby agrees that prior to accepting employment with any other person or Competing Business during the Noncompetition Period, Executive shall: (i) provide such prospective employer with written notice of his obligations under this Section 9; (ii) deliver a copy of such notice to the Company; and (iii) provide the Company at least fifteen (15) days advanced written notice of the date on which Executive intends to commence such employment and the position in which Executive will be employed.

d.                   In the event the Agreement is not renewed by the Company or the Executive, the Noncompetition restrictions will not be activated.

e.                   During the Employment Period and following the cessation of Executive's employment for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to the Company, the Bank and/or their respective affiliates, as may reasonably be requested by the Company, the Bank or such affiliates, with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by the Company or the Bank under this Agreement, and (ii) cooperate with the Company, the Bank and their respective affiliates during the course of all third-party proceedings arising out of the Company, the Bank and their respective affiliates' business about which Executive has knowledge or information; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Company, the Bank or any of their subsidiaries or affiliates.

f.                    Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenant of Section 9(b), are to protect the goodwill and trade secrets and confidential information of the Company, the Bank, New Peoples and their respective affiliates; and (ii) because of the nature of the business in which the Company, the Bank and their respective affiliates are engaged, and because of the nature of the trade secrets and confidential information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event Executive breached any of the covenants of Section 8 or this Section 9. Executive understands that the covenants may limit Executive's ability to earn a livelihood in a Competing Business. Executive acknowledges that the Company would be irreparably injured by a violation of Section 8 or this Section 9, and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive's obligations under Section 8 or this Section 9. Accordingly, if the Company or its affiliates institutes any action or proceeding to enforce any of the provisions of Section 8 or this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates have an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the obligation for the Company and the Bank to pay compensation or benefits hereunder due to Executive's failure to comply in all material respects with the restrictive covenants in Section 8, 9(a) or 9(b), subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure), the Company and its affiliates shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the covenants set forth in Section 8 or this Section 9 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby. Any termination of Executive's services or of this Agreement shall have no effect on the continuing operation of Section 8 and this Section 9, which shall survive in accordance with their terms.

g.                   Subsequent to the termination of Executive's employment hereunder: (i) Executive shall not provide information, issue statements or make any communication, whether written, oral or electronic, and whether direct or indirect, having the effect of disparaging or causing harm to the reputation, business relationships or goodwill of the Company, Bank, affiliates or their representatives, directors, officers, employees, products, services or business practices; (ii) New Peoples shall not provide information, issue statements or make any communication having the effect of disparaging or causing harm to the Executive; provided that nothing in this Section shall prohibit (yy) either party from providing communications when required by law or to the regulators of financial institutions or (zz) which, in the case of New Peoples are necessary or appropriate in the opinion of its counsel, for communications with investors or in filings with the U.S. Securities and Exchange Commission or set out the basis under this Agreement for the termination of Executive's employment.

10.	Section 409A of the Code.

This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under thisAgreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining Executive's entitlement to payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, Executive's employment shall not be deemed to have terminated unless and until Executive incurs a "separation from service" as defined in Section 409A of the Code. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with New Peoples's policies with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code is payable or provided due to a "separation from service" for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a "specified employee" (as determined under Treas. Reg. § l.409A-l(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the date that is six (6) months after the date of Executive's separation from service (or, if earlier, the date of Executive's death). Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Executive's separation from service (or, if earlier, upon Executive's death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits are covered by (a) the "short-term deferral exception" set forth in Treas. Reg. § l.409A- l(b)(4),

(b) the "two times severance exception" set forth in Treas. Reg.§ l.409A-l(b)(9)(iii), or (c) the "limited payments exception" set forth in Treas. Reg. § l.409A-l(b)(9)(v)(D). The short- term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits in order of payment in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under Section 409A of the Code. Each installment of the Severance Benefits and any other payment or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

11.	Additional Termination and Suspension Provisions.

a.                   If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(l) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(3) and (g)(l)), all obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company and the Bank may in their discretion (but subject in all events to the requirements of Code Section 409A), (i) pay Executive all of the compensation withheld while the Company's and the Bank's obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Company's and the Bank's obligations which were suspended, and in exercising such discretion, the Company and the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to Executive and to reinstate any suspended obligations of the Company and the Bank.

b.                   If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818 (e)(4) or (g)(l)), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

c.                   If the Bank is in default, as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1813 (x)(l)), all obligations of the Company and the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

d.                   All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Bureau of Financial Institutions or other applicable banking regulator (the "Regulator"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Regulator, at the time the Regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

e.                   If any regulation applicable to the Company or the Bank shall hereafter be adopted, amended or modified or if any new regulation applicable to the Company or the Bank and effective after the date of this Agreement:

i.                    shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and

ii.                  shall permit the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

12.               Arbitration. Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in the counties of Russell, Tazewell and Washington or the City of Bristol, Virginia as shall be selected by the party initiating arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be an attorney selected by Executive and New Peoples who shall have experience in representing financial institutions and their executives in respect to employment matters. In the event the parties cannot agree on a single arbitrator then each shall designate an arbitrator qualified as herein before provided and each arbitrator so selected shall select a third arbitrator qualified as hereinbefore provided. The arbitrator(s) shall award reasonable attorneys’ fees and costs of the arbitration to the party substantially prevailing in the arbitration.

13.	Indemnification and Insurance.

a.                   New Peoples provides its senior executive officers with coverage under a directors' and officers' liability insurance policy, and New Peoples shall provide such coverage to Executive on substantially the same basis. New Peoples shall indemnify Executive (and Executive's heirs, executors and administrators) to the fullest extent provided under such coverage, so long as permitted under applicable law and applicable regulatory requirements, against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive's having been an officer of the Company or the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities and for a period of six years following Executive's termination of employment with New Peoples), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board and not violate any regulatory requirements or restrictions), but such indemnity shall exclude any actions taken in bad faith, or that constitute a knowingly unlawful act or gross negligence. Any such indemnification shall be made consistent with Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

b.                   Notwithstanding the foregoing, no indemnification shall be made by New Peoples unless New Peoples gives the Regulator, to the extent required by law, at least sixty (60) days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Regulator, to the extent required. The notice period for any such notice shall run from the date of such receipt. No such indemnification shall be made prior to this process being followed or if the Regulator advises New Peoples in writing within such notice period, of its objection thereto.

14.               Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine; and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Executive: James W. Kiser

17310 Cleveland Road

Abingdon, VA 24211

If to Company or the Bank: New Peoples Bankshares, Inc. or

New Peoples Bank, Inc. as applicable

53 Commerce Drive

Honaker, Virginia 24260

Attention: Chair of the Board of Directors

With a copy to: James K. Cowan, Jr., Esquire CowanPerry, PC

1328 3rd Street, SW Roanoke, VA 24016

15.               Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

16.	Miscellaneous.

a.                   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Executive, his legal representatives and estate and intestate distributees, and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank, as applicable, may be sold or otherwise transferred. Any such successor of the Company or the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company or the Bank, as applicable, and Executive's obligations hereunder shall continue in favor of such successor.

b.                   Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

c.                   Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

d.                   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

e.                   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any payments made to Executive pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 U.S.C. § l 828(k) and any regulations promulgated thereunder.

f.                    Withholding. The Company and the Bank may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company or the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

g.                   Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

       IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and Executive has hereunto set his hand, all as of the Effective Date specified above.

NEW PEOPLES BANKSHARES, INC.

By: /s/ Lynn Keene

Name: H. Lynn Keene

Title: Chairman of the Board

NEW PEOPLES BANK, INC.

By: /s/ Lynn Keene

Name: H. Lynn Keene

Title: Chairman of the Board

JAMES W. KISER

/s/ J.W. Kiser

EXHIBIT A RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter "Agreement") is made and entered into on the _______ day of _____________ by and among New Peoples Bankshares, Inc., a Virginia bank holding corporation (the "Company"), New Peoples Bank, Inc., a Virginia bank (the "Bank" and, together with the Company, "New Peoples"), and James W. Kiser ("Executive").

WHEREAS, New Peoples and Executive are parties to an Employment Agreement, dated as of June 25, 2025 (the "Employment Agreement"), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive's services to New Peoples.

NOW, THEREFORE, in consideration of New Peoples agreeing to provide the compensation and benefits under Section 6 of the Employment Agreement to Executive and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.                   In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges New Peoples, and any of their predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the "Released Parties"), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, asserted or unasserted and whether in law or equity (hereinafter referred to as a "claim" or "claims") which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA") (provided that this release does not extend to any vested benefits of Executive under New Peoples's pension and welfare benefit plans as of the date of Executive's termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter "ADEA"); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended (hereinafter "ADA"); § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive's employment, service, or contacts, with New Peoples or any other of the Released Parties. Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section 6 of the Employment Agreement; (b) rights to indemnification Executive may have under applicable law, the bylaws or certificate of incorporation of New Peoples, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer or director of New Peoples or any of its affiliates; and (c) any claims that Executive may not by law release through a settlement agreement such as this.

2.                   To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that Executive will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

3.	Older Workers Benefit Protection Act /ADEA Waiver:

a.                   Executive acknowledges that New Peoples has advised Executive in writing to consult with an attorney of Executive's choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of Executive's choice before signing this Agreement.

b.                   Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

c.	Executive further acknowledges that Executive may revoke this Agreement within seven

(7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company's principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive's intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive's execution hereof shall be deemed the "Effective Date" of this Agreement.

d.                   The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.

4.                   Executive shall promptly turn over to the Company any and all documents, files, computer records, or other materials, including all copies thereof (whether in electronic or hard copy form) belonging to, or containing confidential or proprietary information obtained from New Peoples that are in Executive's possession, custody, or control, including any such materials that may be at Executive's home. Executive shall certify in writing within five (5) business days of the Effective Date that all such materials have been returned and no copies have been retained.

5.                   This Agreement shall not in any way be construed as an admission by New Peoples of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and New Peoples specifically disclaims any liability to Executive on the part of itself, its employees, and its agents.

6.                   This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7.                   The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflict of laws. The parties hereby consent to the exclusive venue for the resolution of any disputes arising under or relating to this Agreement to be in the United States Federal Court for the Western District of Virginia, Abingdon Division, or the state courts located in Washington County, Virginia.

8.                   Executive hereby acknowledges that Executive has read, fully understands, and voluntarily agrees to all terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

9.                   The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company and Bank have caused this Agreement to be executed by their duly authorized officers, and Executive has executed this Agreement, as of the date first written above.

NEW PEOPLES BANKSHARES, INC.

By: ______________

Name: H. Lynn Keene

Title: Chairman of the Board

NEW PEOPLES BANK, INC.

By: ______________

Name: H. Lynn Keene

Title: Chairman of the Board

JAMES W. KISER